Discovery Labs Prices $23.5 Million Public Offering of

Common Stock and Warrants

Warrington, PA — February 16, 2011 — Discovery Laboratories, Inc. (Nasdaq: DSCO) today announced that it has priced an underwritten public offering of 10,000,000 units at a price to the public of $2.35 per unit for gross proceeds of $23.5 million.  Each unit consists of (i) one share of common stock, (ii) a five-year warrant to purchase 0.50 of a share of common stock and (iii) a fifteen-month warrant to purchase 0.50 of a share of common stock. The shares of common stock and warrants are immediately separable and will be issued separately such that no units will be issued. The five-year warrants are exercisable immediately upon issuance, have a five-year term and an exercise price of $3.20 per share.  The fifteen-month warrants are exercisable immediately upon issuance, have a fifteen-month term and an exercise price of $2.94 per share.  Net proceeds, after estimated underwriting discount and other estimated fees and expenses payable by Discovery Labs, and assuming the warrants are not exercised, will be approximately $21.6 million.  The offering is expected to close on or about February 22, 2011, subject to satisfaction of customary closing conditions.

Lazard Capital Markets LLC is acting as the sole book-running manager for the offering and Boenning & Scattergood, Inc. and Global Hunter Securities LLC are acting as co-managers.

The net proceeds from the offering will be used for general corporate purposes, including to support Discovery Labs’ research and development activities, which include:

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expenses related to resolving the key remaining Chemistry, Manufacturing and Controls (CMC) issue that must be addressed to potentially gain regulatory approval of Surfaxin® for the prevention of respiratory distress syndrome (RDS) in premature infants, including completion of Discovery Labs’ ongoing comprehensive pre-clinical program, the filing of the Complete Response for Surfaxin, and preparation for the potential approval of Surfaxin in the first quarter 2012; and

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limited investments in Discovery Labs’ development programs for Surfaxin LS™ and Aerosurf®, which together with Surfaxin are focused on redefining and improving the management of neonatal patients with RDS.

The securities described above are being offered by Discovery Laboratories, Inc. pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When available, copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission web site at http://www.sec.gov, or from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970; from Boenning & Scattergood, Inc., 4 Tower Bridge, 200 Barr Harbor Drive, Suite 300, West Conshohocken, PA  19428-2979 or via telephone at (610) 832-1212; or from Global Hunter Securities LLC, 777 Third Avenue, 36th Floor, New York, NY 10017 or via telephone at (646) 264-5600.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Discovery Laboratories, Inc. nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing KL4 surfactant therapies for respiratory diseases.  Surfactants are produced naturally in the lungs and are essential for breathing.  Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, lyophilized and aerosol formulations.  In addition, Discovery Labs’ proprietary capillary aerosolization technology produces a dense aerosol, with a defined particle size that is capable of potentially delivering aerosolized KL4 surfactant to the deep lung without the complications currently associated with liquid surfactant administration.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties, including those related to Discovery Labs’ securities offering and its development programs, are described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:

John G. Cooper, President and Chief Financial Officer
215-488-9490